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                                                            EXHIBIT 11.0




                                 ANALOGY, INC.
                   COMPUTATION OF PER SHARE (LOSS) EARNINGS
                     (In thousands, except per share data)



                                 THREE MONTHS ENDED JUNE 30,
                                 ---------------------------
                                     1996           1995
                                   ---------      --------
Net (loss) income                   $ (709)        $  219
                                    ------         ------
                                    ------         ------

Net (loss) income per share (1)     $ (.09)        $  .03
                                    ------         ------
                                    ------         ------

Weighted average shares outstanding:

Common stock                         8,311          4,473

Dilutive common stock options and
warrants, using the treasury
stock method                            -           2,341
                                    ------         ------

Shares used in calculations          8,311          6,814
                                    ------         ------
                                    ------         ------


(1) Fully diluted earnings per share is not disclosed on the consolidated statements of operations as it is not more than three percent different from primary earnings per share.